SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ASIAINFO HOLDINGS, INC.

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ASIAINFO HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2007

March 14, 2007

TO THE STOCKHOLDERS OF ASIAINFO HOLDINGS, INC.:

You are cordially invited to attend the Annual Meeting of stockholders (the “Annual Meeting”) of AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”), to be held on Tuesday, April 24, 2007 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China (“PRC”), for the following purposes:

1.	To elect three directors to serve for three-year terms to expire at the 2010 Annual Meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the selection of Deloitte Touche Tohmatsu as the independent auditors of AsiaInfo for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

This notice of meeting, proxy statement, proxy card and copy of the Annual Report on AsiaInfo’s operations during the year ended December 31, 2006 are being distributed on or about March 14, 2007. The foregoing items of business are more fully described in the proxy statement.

Stockholders of record at the close of business on March 1, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, from April 16, 2007 until the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote your shares by telephone, the Internet, or by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the Annual Meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ding
James Ding Chairman of the Board of Directors

ASIAINFO HOLDINGS, INC.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street

Haidian District

Beijing 100086, PRC

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement (the “Proxy Statement”) and accompanying proxy are being mailed to stockholders on or about March 14, 2007, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo,” the “Company,” “we” or “our”), for use at the Annual Meeting of stockholders for fiscal year 2006 (the “Annual Meeting”) to be held on Tuesday, April 24, 2007, at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. AsiaInfo’s principal executive offices are located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC. AsiaInfo’s telephone number at that location is +8610 8216 6688.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on March 1, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 43,779,801 shares of AsiaInfo’s common stock (“Common Stock”) were issued and outstanding and held of record by approximately 148 registered stockholders.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail, telephone or the Internet. Please note that voting via Internet is a valid proxy voting method under the laws of the State of Delaware (our state of incorporation). Telephone voting can be accessed by calling the toll-free number (in the United States only) 1-866-593-3363. Internet voting can be accessed by logging on to the following Internet address: (https://www.proxyvotenow.com/asi). Telephone and Internet voting information is provided on the proxy card. A control number located on the proxy card is designed to verify each stockholder’s identity and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank or broker’s voting process.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in favor of proposals 1 and 2. If you vote by telephone or the Internet, it is not necessary to return your proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by casting a different vote by telephone or the Internet, by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to Ivy Dong, Legal Counsel of AsiaInfo, at the Company’s principal executive offices.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment. As of the date of this Proxy Statement, AsiaInfo is not aware of any other matter that might be presented at the Annual Meeting.

Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date, present in person or represented by proxy. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Broker “non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will not be counted in determining the number of votes cast with respect to a proposal. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by AsiaInfo as present at the Annual Meeting. Abstentions will also be counted by AsiaInfo in determining the total number of votes cast with respect to a proposal (other than the election of directors). If, however, a quorum shall not be present or represented, the stockholders present in person or represented by proxy shall have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until a quorum shall be present or represented. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter.

The cost of soliciting proxies will be borne by AsiaInfo. Proxies may be solicited by certain of AsiaInfo’s directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. In addition, AsiaInfo has retained Morrow & Co., Inc. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $10,000 plus reasonable out-of-pocket costs and expenses. In addition, AsiaInfo may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

MATTERS TO BE CONSIDERED AT

THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

The By-Laws of AsiaInfo provide that the authorized number of directors shall consist of no less than three nor more than ten directors. There are presently eight directors of AsiaInfo, divided into three classes: Class I, Class II and Class III. Each class has a three-year term. The Class I Directors are Messrs. James Ding and Yungang Lu, the Class II Directors are Messrs. Steve Zhang, Tom Manning and Tao Long, and the Class III Directors are Messrs. Edward Tian, Davin A. Mackenzie and Anders Cheung. At the Annual Meeting, the stockholders will vote on the election of three Class II Directors to serve for three year terms until the 2010 annual meeting of stockholders. The Class III Directors will hold office until the Company’s 2008 annual meeting of stockholders and the Class I Directors will hold office until the Company’s 2009 annual meeting of stockholders. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently AsiaInfo directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If stockholders properly nominate persons other than AsiaInfo’s nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of AsiaInfo’s nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. There are no family relationships among any of the Company’s directors or executive officers.

Nominees for Class II Directors

Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Tao Long	54	Chairman of Beijing Investment Consultants, Inc.	2003
Tom Manning	51	Chairman of China Board Directors Limited and Chief Executive Officer of Indachin Limited	2005
Steve Zhang	43	President and Chief Executive Officer and Board Member	2005

Tao Long has served as a member of our Board since January 2003. He founded and has served as Chairman of Beijing Investment Consultants, Inc. since 1991. Mr. Long also worked for KPMG LLP in the fields of auditing and financial analysis from 1987 to 1989. Mr. Long has been an Associate Professor at Central University of Finance & Economics since 1992. Mr. Long received an M.S. in Accounting from the Institute of Public Finance Science Research of the Ministry of Finance in 1985 and a Bachelor of Economics degree in Planning and Statistics from Inner Mongolia University in 1982.

Tom Manning has been a member of our Board since October 2005. Mr. Manning currently serves as Chairman of China Board Directors Limited, a board advisory firm based in Hong Kong, and as CEO of Indachin Limited, a venture management firm based in Hong Kong. He also serves as an independent director of Bank of Communications, a Hong Kong Stock Exchange listed company which is the fifth largest bank in China, a director of CDC software, a subsidiary of CDC Corporation, a Nasdaq-listed company, and as a director of several private enterprises in China and the United States. Mr. Manning previously served as a director of Bain & Company where he was also a member of Bain’s China Board and head of Bain’s information technology strategy practice in Silicon Valley and Asia. Prior to commencing employment with Bain, Mr. Manning was Global Managing Director of the Strategy & Technology Business of Capgemini, CEO of Capgemini Asia Pacific and CEO of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia. Mr. Manning received a B.A. in East Asian Studies with honors from Harvard University and an M.B.A from Stanford University.

Steve Zhang has been our President and Chief Executive Officer, as well as a member of our Board since April 2005. Mr. Zhang joined AsiaInfo in December 1999 as Vice President for Software and went on to hold several prominent positions in the Company, including head of AsiaInfo’s Software Products Strategic Business Unit, General Manager of the Company’s Operations Support Systems Strategic Unit as well as Chief Technology Officer and Acting General Manager of the Company’s China Mobile Customer Account. Most recently, Mr. Zhang served as President and CEO of AsiaInfo Technologies, a wholly-owned subsidiary of AsiaInfo. During the ten years before he joined AsiaInfo, Mr. Zhang worked for several successful companies in Silicon Valley, including Blue Martini Software, Inc., Hyperion Solutions, Inc., Arbor Software, Versant Object Technology, Inc. and Sun Microsystems. Mr. Zhang received an M.S. in Computer Science from Rice University and a Doctorate in Information Science from the University of Pisa, Italy.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, assuming a quorum is present. Shareholders do not have cumulative voting rights in the election of Directors.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of each of the nominees listed above.

CORPORATE GOVERNANCE

Director Independence

The Board consists of eight directors. The Board has determined that each of the directors with the exception of James Ding, Anders Cheung and Steve Zhang, qualify as “independent” as defined by applicable NASDAQ and SEC rules. In making this determination, the Board has concluded that none of those members has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In November 2006, CITIC Capital Holdings Limited (“CITIC Capital”) acquired 4,025,105 shares of AsiaInfo’s Common Stock and, in connection with that acquisition received the right to appoint a board member. CITIC Capital requested that Yichen Zhang be nominated as a Director. AsiaInfo expects Mr. Zhang to be nominated and appointed to the Board in 2007.

Executive Session

The independent directors of the Board meet in Executive Session at least two times each year, after a regularly scheduled Board meeting, and at any other time requested by any independent director. The Chairman of the Board, provided he or she is an independent director, shall be responsible for calling and presiding over executive sessions. To the extent that the Chairman of the Board is not an independent director, those responsibilities shall be carried out by the Chairman of the Nominating and Corporate Governance Committee.

Committees and Meeting Attendance

The Board held four regular meetings and four special meetings during the fiscal year ended December 31, 2006, and acted five times by unanimous written consent.

In 2006, each director attended 75% or more of the meetings of the Board and of the committees of the Board on which such director served during the period for which he was a director or committee member. We have no requirements for our directors to attend our annual meetings of stockholders. James Ding and Steve Zhang attended the 2006 annual meeting of stockholders.

The Board has an audit committee, a compensation committee and a nominating and corporate governance committee. Each member of these committees is independent as defined by applicable NASDAQ and SEC rules.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Yungang Lu	Davin A. Mackenzie	Yungang Lu
Tao Long	Tom Manning	Tom Manning
Davin A. Mackenzie

Audit Committee. The Audit Committee of the Board (the “Audit Committee”) currently consists of Messrs. Lu (Chair), Long and Mackenzie. The Board has determined that each member of the Audit Committee is an “Audit Committee Financial Expert” as defined by the Securities and Exchange Commission (the “SEC”) in Item 401(h) of Regulation S-K. The Audit Committee held four meetings and acted two times by unanimous written consent during the last fiscal year. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. The Audit Committee represents and assists the Board with the oversight and integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ independence and qualifications, the performance of the Company’s internal audit function and the independent auditors. In addition, the Audit Committee pre-approves the audit and non-audit services to be provided by the independent auditors. The Board has adopted a written charter for the Audit Committee, which was included in the appendix to our proxy statement dated March 21, 2003. For more information on our Audit Committee, please see the discussion below under the heading “Audit Committee Report”.

Compensation Committee. The Compensation Committee of the Board (the “Compensation Committee”) currently consists of Messrs. Mackenzie (Chair) and Manning. The Compensation Committee held one meeting and acted two times by unanimous written consent during the last fiscal year. The Compensation Committee administers AsiaInfo’s stock option plans and stock incentive plan and makes recommendations concerning officers’ salaries and incentive compensation for AsiaInfo’s employees (including officers). The Board has adopted a written charter for the Committee, which was included in the Appendix to our proxy statement dated March 15, 2006. For more information on our Compensation Committee, please see the discussion below under the heading, “Compensation Committee Report”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) currently consists of Messrs. Yungang Lu (Chair) and Tom Manning. The Governance Committee makes recommendations to the Board regarding the nomination of candidates to stand for election or re-election as members of the Board, evaluates the Board’s performance, provides oversight of corporate governance and ethical standards and establishes and administers Board committee member compensation policy. The Governance Committee will consider candidates for Board membership proposed by stockholders. Any such proposals should be made in writing to AsiaInfo Holdings, Inc., 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC, Attention: Legal Department. The Board has adopted a written charter for the Governance Committee. A copy of our Governance Committee Charter is available on our website at www.asiainfo.com.

Compensation Committee Interlocks and Insider Participation

Messrs. Mackenzie and Manning served as members of the Compensation Committee during 2006. Neither of these individuals was an officer or employee of AsiaInfo during 2006. No member of the Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Steve Zhang participates in the discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except that Mr. Zhang is excluded from discussions regarding his own salary and incentive compensation

Director Nomination

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. The Corporate Governance Guidelines set out our director nomination process.

The Governance Committee will review annually the results of the evaluation of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Governance Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by the Governance Committee. If the Governance Committee believes that the Board requires additional candidates for nomination, the Committee may engage, as appropriate, a third-party search firm to assist in identifying qualified candidates. All nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee. In making the determinations regarding nominations of directors, the Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Communications by Stockholders with Directors

Stockholders may communicate with any and all company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

c/o Corporate Secretary

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 1000086, China

Fax: +8610 8216 6655 or

Email Address: dongyu@asiainfo.com

The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary shall relay all communications to directors absent safety or security issues.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

General

The Board has selected the firm of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors to audit the financial statements of AsiaInfo for the fiscal year ending December 31, 2007, and recommends that stockholders vote for ratification of this appointment. Deloitte Touche Tohmatsu has audited AsiaInfo’s financial statements since the Company’s inception in 1993.

Stockholder ratification of the selection of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors is not required by AsiaInfo’s By-Laws or otherwise. However, the Board is submitting the selection of Deloitte Touche Tohmatsu to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of AsiaInfo and its stockholders. Representatives of Deloitte Touche Tohmatsu are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following discussion describes the fees billed by Deloitte Touch Tohmatsu for services rendered on behalf of the Company during 2005 and 2006. For additional information on the types of fees discussed below, and the Audit Committee’s pre-approval procedures, please see the discussion below under the heading “Audit Committee Report”.

Audit Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, as well as services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002, were approximately $1,086,500 and $1,115,000, respectively.

Audit-Related Fees

Deloitte Touche Tohmatsu did not bill any fees for audit-related services for either of the last two fiscal years.

Tax Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2006 and December 31, 2005 were approximately $82,500 and $297,000, respectively.

All Other Fees

Deloitte Touche Tohmatsu did not bill any fees for any other services for either of the last two fiscal years.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors for the fiscal year ending December 31, 2007.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to our current directors, a director nominee, and our executive officers:

Board of Directors	Age	Position
James Ding	41	Chairman of the Board and Board Member
Steve Zhang	43	President, Chief Executive Officer and Board Member
Yungang Lu	43	Board Member
Davin A. Mackenzie	46	Board Member
Tao Long	54	Board Member
Edward Tian	43	Board Member
Tom Manning	51	Board Member
Anders Cheung	43	Board Member

Person Nominated to the Board	Age	Position
Yichen Zhang	43	Nominee for Board Member

Executive Officers	Age	Position
Steve Zhang	43	President and Chief Executive Officer
Eileen Chu	34	Vice President and Chief Financial Officer
Yinhu Zhang	45	Vice President and General Manager of Human Resources & Administration
Jian Qi	46	President and Chief Executive Officer of Lenovo-AsiaInfo Division
Feng Liu	35	Vice President and General Manager of Research & Development of AsiaInfo Technologies Division

For biographical summaries of Long Tao, Tom Manning and Steve Zhang, please see the section headed “Election of Directors” beginning on page 6 of this Proxy Statement.

James Ding has served as the Chairman of our Board since April 1, 2003 and as a member of our Board since our inception. Mr. Ding is currently a general partner of GSR Ventures, which he joined in June 2005. He has also served as Chairman of the Board of United ITV, Inc. since September 2004 and as an independent director of Baidu.com, Inc. since August 2005. He was our Chief Executive Officer from May 1999 until April 2003. Prior to that, from 1997 to 1999, he was our Senior Vice President for Business Development and Chief Technology Officer and, from 1993 to 1997, our Senior Vice President and Chief Technology Officer. Mr. Ding received an M.S. in Information Science from the University of California, Los Angeles in 1990.

Yungang Lu has served as a member of our Board since July 2004. Mr. Lu is now Managing Director of APAC Capital Advisors Limited, an investment manager based in Hong Kong. Prior to that, from 1998 to 2004, Mr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), where his last position was the head of China Research. Before moving to Credit Suisse First Boston in 1998, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia in Hong Kong. Mr. Lu received an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles.

Davin A. Mackenzie has served as a member of our Board since August 2004. Mr. Mackenzie is currently the Managing Director and Beijing Representative of Peak Capital, a private equity firm focused on investments in China. Prior to joining Peak Capital, Mr. Mackenzie spent seven years working with the International Finance Corporation, a private sector arm of the World Bank, including four years as the Country Manager for China and Mongolia. Mr. Mackenzie also served as a senior associate at Mercer Management Consultants in Washington, D.C,

and as the Taipei branch manager for First National Bank of Boston in Taiwan. Mr. Mackenzie received a B.A. in Government from Dartmouth College, and an M.A. in International Studies and an M.B.A from the University of Pennsylvania. Mr. Mackenzie has also completed the World Bank Executive Development Program at Harvard Business School in Boston, Massachusetts.

Edward Tian has served as a member of our Board since our inception. Dr. Tian is currently Vice Chairman, Non-Executive Director of China Netcom Group Corporation (Hong Kong) Limited. Dr. Tian has also served as an Independent Director of MasterCard International since April 2006. Prior to that, from April 2002 to May 2006, he served as Chief Executive Officer of China Netcom (Group) Company Limited (formerly known as China Netcom Corporation Ltd.) and Vice President of China Network Communication Group Corporation. His other directorships include as a Director of China Netcom Group between 2001 and May 2006, as Vice Chairman and non-executive director of PCCW Limited since April 2005, and as Chairman of China Broadband Capital Partners L.P. since 2006. Prior to joining China Netcom Group in 2002, Dr. Tian and James Ding co-founded AsiaInfo in Dallas, Texas in 1993 and Dr. Tian served as AsiaInfo’s President through May 1999. Dr. Tian received a Master of Science degree from the Graduate School of the Chinese Academy of Science in Beijing and a Ph.D. in Environmental Management from Texas Tech University.

Anders Cheung has been a member of our Board since June 2006. He has served as a Vice President of Lenovo Group Limited (“Lenovo”) since 1997 where he is responsible for corporate development efforts including mergers, acquisitions, joint ventures, investment portfolio management, as well as strategic development projects. Mr. Cheung received an M.B.A. in 2001 from the Hong Kong University of Science and Technology, a graduate program administered jointly with the Kellogg School of Management of Northwestern University.

Yichen Zhang is the founder and Chief Executive Officer of CITIC Capital Holdings Limited, a China-focused investment management and advisory firm. Prior to founding CITIC Capital in 2002, he was an Executive Director of CITIC Pacific Limited, and the President of CITIC Pacific Communications Ltd. He was formerly a Managing Director at Merrill Lynch in charge of Debt Capital Markets for Greater China from 1996 to 2000. He was the Head of the Proprietary Trading at Bank of Tokyo in New York in the early 1990’s. Mr. Zhang received a B.S and an M.A. from the Massachusetts Institute of Technology.

Eileen Chu has served as our Chief Financial Officer and Vice President since January 2007. Prior to that, Ms. Chu was our Investor Relations Director from May 2005 to December 2006. Before joining AsiaInfo, she served for six years as an auditor with Ernst & Young, where she worked extensively with private and publicly listed companies. Ms. Chu received a B.A. in Economics from the University of British Columbia of Canada.

Yinhu Zhang has served as our Vice President and General Manager of Human Resource and Administration since August 2004. Prior to that, since the commencement of his employment with AsiaInfo in 2000, Mr. Zhang served as our Director of Human Resources. Prior to joining AsiaInfo, from 1995 to 2000, Mr. Zhang served as the Human Resource Manager of Nortel Networks China. Mr. Zhang also spent three years as the Human Resource Manager at Beijing Foreign Enterprise Service Corporation (FESCO) in Beijing, China. Mr. Zhang received a Bi-Bachelors degree in Laws and Arts from Peking University.

Jian Qi has been President and Chief Executive Officer of our Lenovo-Asiainfo Division since January 2006. Prior to that, beginning in 2000, he served as Vice President of AsiaInfo Technologies Division and General Manager of its China Unicom Business Unit. Mr. Qi joined AsiaInfo in 1995 as an engineer and, in 1999, was promoted to Vice President, Sales for the Northern China region. Mr. Qi graduated from the Communication Engineering Institute of PLA.

Feng Liu has been Vice President of AsiaInfo Technologies Division and General Manager of the Research & Development department since June 2005. Prior to that, from 1996 to 2005, he was our Chief Director of Software Development and the Assistant General Manager of the Research & Development Department, responsible for the development and design of several of our core software products. Mr. Liu received a Bachelors Degree of Engineering Mechanics from Tsinghua University in 1995.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of those policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the detailed information presented in the tables below under the heading “Compensation Paid to Executive Officers”. The tables that you find later in this Proxy Statement contain specific information about the compensation earned or paid in 2006 to the following individuals, whom we also refer to as our “named executive officers”:

•	Steve Zhang, President and Chief Executive Officer

•	Ying Han, former Executive Vice President and Chief Financial Officer

•	Yinhu Zhang, Vice President and General Manager of Human Resources and Administration

•	Jian Qi, President and Chief Executive Officer—Lenovo-AsiaInfo division

•	Feng Liu, Vice President and General Manager of Research and Development—AsiaInfo Technologies Division

Overview of Compensation Program

The Compensation Committee of our Board (the “Compensation Committee”) has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy and objectives. The Compensation Committee is responsible for ensuring that the total compensation paid to our executive officers is fair, reasonable and competitive. Our compensation decisions with respect to executive officer salaries, annual incentives and long-term incentive opportunities are influenced by (a) the officer’s level of responsibility and function within our Company; (b) the overall financial performance of our Company and, in some cases, the officer’s business unit; and (c) our assessment of the competitive marketplace, including other peer companies.

Compensation Philosophy and Objectives

All of our compensation programs, including our executive compensation programs, are designed to attract and retain key employees in the highly competitive information technology software and services marketplace in China. Our executive compensation programs are also designed to motivate our executives to achieve and reward them for superior performance in attaining corporate and individual objectives that create stockholder value. Different programs, including both cash and stock-based compensation, are geared toward short and long-term performance, respectively, with the goal of aligning employee interests with stockholder interests and increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and creating an environment of goals, reward and expectations. Finally, we endeavor to ensure that our compensation programs are viewed as fundamentally fair to our stockholders.

Compensation Programs and Process

Elements of compensation for our named executive officers include base salary, non-equity incentive plan compensation, long-term equity incentive rewards, health, disability and life insurance and certain other perquisites. We use salary as the base amount necessary to match our competitors for executive talent. We utilize cash incentive payments to reward performance achievements over the course of a one-year horizon and we use equity incentive awards to reward long-term performance, with excellent corporate performance and extended tenure producing potentially significant value for our named executive officers. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and encourages executive recruitment and retention.

The Compensation Committee is responsible for establishing, implementing and monitoring the compensation of our named executive officers. The Compensation Committee meets outside the presence of all executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer, or CEO. The Compensation Committee conducts its analysis with input from our Human Resources department, or HR, which receives comparative salary data generated from participation in annual benchmarking compensation surveys, or the Salary Surveys, administered by Mercer Human Resource Consulting LLC (“Mercer”) and Taihe Business Management Consulting Co. Ltd. (“Taihe”) (each of which are independent consulting firms).

Steve Zhang, our CEO, annually reviews each other named executive officer’s performance and determines the appropriate base salary and other forms of compensation, other than long-term equity compensation, which is determined by the Compensation Committee. Mr. Zhang receives base salary recommendations from our HR department based on the Salary Surveys described above. In addition, Mr. Zhang recommends annual performance milestones for each other named executive officer for the purpose of determining annual non-equity incentive compensation. Finally, Mr. Zhang recommends to the Compensation Committee the number of equity awards to be granted to each other named executive officer as long-term equity compensation.

Mr. Zhang’s base salary is set by our Compensation Committee which analyzes the Salary Surveys to ensure that his pay is competitive. Our Compensation Committee also determines Mr. Zhang’s non-equity incentive compensation based on corporate performance milestones which are set by the Compensation Committee. Finally, the Compensation Committee grants long-term equity awards to Mr. Zhang and considers Mr. Zhang’s recommendations for long term equity awards to other named executive officers.

Except as set forth below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, or between cash and non-cash compensation. However, our philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior. We attempt to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if the Company performs well over time.

We choose to pay each element of compensation in order to attract and retain necessary talent, reward annual performance (on an individual, business unit and enterprise-wide basis) and provide incentives for achieving long-term strategic goals as well as short-term objectives. The amount of each element of compensation is determined by our CEO (with respect to non-equity compensation for the named executive officers other than himself) and, with respect to the CEO, under the supervision of our Compensation Committee. Compensation decisions for all named executive officers take into account the following factors:

•	Performance against corporate and individual objectives for the previous year;

•	Value of skills and capabilities to support our long-term performance;

•	Performance of general management responsibilities; and

•	Contribution as a member of our executive management team.

Base Salary

Base salary levels for our named executive officers are intended to compensate executives competitively within the information technology marketplace in China. Base salary rewards core competence in an executive role relative to an officer’s skills, experience and contributions to our Company. Base salaries are determined on an individual basis by evaluating each executive officer’s scope of responsibility, past performance, and data on prevailing compensation levels in an appropriate market comparison group. Each year our Human Resources department participates in two salary surveys which collect compensation data, including base salary statistics, from “peer” companies in the IT, software and telecommunications industries. The survey conducted by Taihe focuses on Chinese companies in the IT industry (including, for example, Lenovo, Yahoo China, Digital China,

Sohu, Sina, Tom Online, UT Starcom, Datang Mobile, ZTE Corporation and TCL), while the participants in the Mercer survey are primarily foreign-owned (and include, for example, BEA, Cisco Systems, EMC Beijing, HP Beijing, IBM Beijing, Motorola Beijing, NCR Beijing and Microsoft Beijing). We generally receive results from the Salary Surveys during the 2nd quarter of each year and begin to analyze base salary adjustments at that time. Assuming that a named executive officer has achieved satisfactory individual performance, our general approach is to compensate named executive officers at or near (a) the 50th percentile of salaries of executives with similar roles at comparable companies which participate in the Mercer Salary Survey, and (b) the 80th or 90th percentile of salaries of executives with similar roles at comparable companies which participate in the Taihe Salary Survey. We use a lower percentile benchmark when analyzing the Mercer Salary Survey because the base salaries paid to executives at foreign-owned companies are substantially higher than those paid to their counterparts at Chinese-owned companies. We believe that these percentile benchmarks for base salaries, in combination with the other elements of compensation discussed below, provide the minimum cash compensation level that would allow us to attract and retain talented officers. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is sufficient to retain our existing named executive officers and to hire new executive officers when and as required.

After considering job performance and marketplace competitiveness, the base salaries of our named executive officers for 2006 were unchanged from those in effect at the end of fiscal year 2005. The salary levels fixed in 2006 for our named executive officers are reflected in the “Summary Compensation Table” below. We believe that the base salary paid to our named executive officers during 2006 achieves our objectives, compares favorably to our peer group and is within our target of providing a base salary at the market median (with respect to international competitors) and at the higher range of the market with respect to our Chinese competitors.

Non-Equity Plan Incentive Compensation.

In 2006 we adopted various non-equity incentive compensation plans, also referred to as the ICPs, which are designed to reward our named executive officers with an opportunity to earn annual cash bonuses based on both the Company’s achievement of certain pre-established performance goals as well as the performance of the named executive officer’s functional business unit or department, as the case may be. We anticipate that we will establish such ICPs on an annual basis for the succeeding year. The goals for our Company/team and individual measures are established so that target attainment is not assured under any ICP. The attainment of payment for performance at target or above requires significant effort on the part of our executives. Details on how payments were calculated under these plans in 2006 for our named executive officers are set forth below. While we do not target annual bonus opportunities at any particular percentage of total compensation, we target bonuses for most of our named executive officers at 25% of base salary.

The Compensation Committee determined, with input from our HR department, to base our CEO’s incentive compensation on our Company’s achievement of Board-established targets for net revenue and operating profits. These financial goals were set by our Board in January, 2006. The Compensation Committee believes that net revenues are an appropriate measure of our Company’s overall growth while operating profit is a valid indicator of cost-effectiveness. Both of these elements are weighted equally in determining Mr. Zhang’s incentive compensation for 2006. We first determine our Company’s percentage achievement for each financial target and then multiply the aggregate achievement percentage by Mr. Zhang’s target incentive compensation, which, for 2006, is equal to 25% of his base salary. No incentive compensation is payable to Mr. Zhang if the aggregate achievement percentage for these two performance goals falls below 75%.

Our named executive officers, other than our CEO, received non-equity plan incentive compensation awards pursuant to the following ICPs, each of which was established in January of 2006:

•

The 2006 Employee Incentive Plan of AsiaInfo’s Functional Departments, or the 2006 EIP, governs non-equity incentive compensation for our former Chief Financial Officer (Ying Han) and our Vice President and General Manager of HR & Administration (Yinhu Zhang). Awards under the 2006 EIP are payable based on the following equally-weighted factors: (i) the Company’s achievement of targets for net income (30%) and operating profits (20%), which goals were set by our Board in January 2006, and (ii) the applicable functional department’s satisfaction of certain performance measures which were established by our CEO in early 2006. These non-financial objectives may change from year to year as our business and department priorities evolve. Our CEO determined all incentive compensation payable under the 2006 EIP to Ms, Han and Mr. Zhang. In order to determine incentive compensation payable under the 2006 EIP, the target realization bonus for all employees of an individual functional department, which equals 25% of such employees’ aggregate base salaries, is multiplied by that department’s aggregate achievement percentage of all of its goals. No incentive compensation is payable to any member of a functional department if the department’s overall achievement percentage is below 75%. The bonus pool thus allocable to a department is then further allocated among individual employees by the head of each department, and our CEO determines the amount allocable to each individual department head.

•

The 2006 AsiaInfo Performance Incentive Plan (Non-Sales), or the 2006 PIP, establishes the incentive pay components for one of our named executive officers, Liu Feng. Under the 2006 PIP, various business unit and functional heads are awarded incentive cash compensation based upon (i) a 20% weighting accorded to the Company’s achievement of certain net income and marginal profit targets, which goals were set by our Board in January 2006 and (ii) an 80% weighting accorded to the achievement of certain performance goals, which are, in the case of the R&D Department, largely measured by contribution to various business units. The contribution of the R&D Department to 3 business units (China Mobile, China Unicom, China Telecom/China Netcom Corporation) is, in turn measured by considering the achievement of performance goals by those business units in combination with the percentage of R&D cost allocable to those business units. Because our R&D Department plays such a critical role in supporting these business units, we believe that it is appropriate, in large part, to align incentive compensation for the R&D Department by looking at a combination of the success of each business unit that it contributes to and the amount of resources it devotes to that business unit. A bonus pool for the R&D Department is established by multiplying the overall achievement percentage of the department by a target incentive pool equal to 25% of all R&D employees’ base salaries, in the aggregate. No bonuses are payable if the R&D department’s achievement percentage is less than 75%. The resulting bonus pool allocable to the R&D Department is distributed to individual employees by the head of R&D. Our CEO, however, determines the incentive compensation payable to Mr. Feng, who has overall responsibility for the R&D Department.

•

The 2006 Lenovo Security Appraisal and Incentive Plan, or the 2006 Lenovo Security Plan, governs the incentive awards payable to certain executives, including Jian Qi, the President and Chief Executive Officer of our Lenovo-AsiaInfo division. Under the 2006 Lenovo Security Plan, Jian Qi received incentive payments based on three equally-weighted performance tests for the division, including net revenue, contribution profit of our Lenovo-AsiaInfo Division, and days’ sales outstanding, with each target set by our Board in January 2006. While most of our other named executive officers have duties and responsibilities relating to all of AsiaInfo’s operations, Mr. Qi’s efforts are focused on our Lenovo-AsiaInfo division, and therefore we believe it is appropriate to base his bonus opportunities on performance goals relating to the results of that division. Mr. Qi’s target incentive compensation is approximately 43% of his base salary, and his bonus is derived by multiplying that target incentive figure by the overall achievement percentage for the Lenovo-AsiaInfo division for the three performance targets described above. Mr. Qi’s target incentive compensation reflects our policy of making incentive compensation a higher proportion of the total compensation package with respect to employees who head business units than for employees who head functional departments.

All of our employees, including the named executive officers, are eligible to participate in the 2006 Profit Sharing Plan, or the 2006 PSP. The 2006 PSP is designed to allow non-sales employees share in the profits generated by the business units within the telecommunications division as well as our training center, AsiaInfo Academy. To the extent that each of these units achieves its annual net income target, the excess difference between the actual marginal profit and the target profit of that business unit is divided between AsiaInfo Technologies and the business unit on a 60/40 basis. Upon approval of the Compensation Committee, ten percent of each business unit’s profit allocation is awarded to our CEO. The remainder of each business unit’s profit allocation is divided between that business unit (70%) for further distribution among its employees and AsiaInfo (30%) for separate, company-wide distribution by our CEO.

Long-Term Equity Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity compensation plans have been established and implemented to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with those of our stockholders. The Compensation Committee believes that the use of equity awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our equity compensation plans have provided the principal method for our executive officers to acquire equity interests in our company.

Before 2005, we generally provided long-term equity incentives to our named executive officers, and to other employees, through the grant of stock options under our stock option plans. Stock options were generally granted at an exercise price equal to 100% of the fair market value of our Common Stock on the date of grant, with a ten-year term and generally subject to a four year vesting period. Stock options were generally granted to our named executive officers upon their acceptance of employment with AsiaInfo. In addition, the Compensation Committee granted stock options to our named executive officers at the beginning of each fiscal year in light of long term strategic and performance objectives and each executive officer’s anticipated contributions to AsiaInfo’s future performance. When determining the number of stock options to be awarded to an executive officer, the Compensation Committee considered the executive officer’s current contribution to AsiaInfo’s performance, the executive officer’s anticipated contribution in meeting AsiaInfo’s long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by similarly-situated information technology companies in China. On October 24, 2005, the Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The primary purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the adoption of FASB Statement No. 123R, “Share-Based Payment,” (“SFAS 123R”) in 2006.

At AsiaInfo’s Annual Meeting of stockholders on April 21, 2005, the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan, or the 2005 Incentive Plan, was approved and ratified. The purpose of the 2005 Incentive Plan, which is administered by the Compensation Committee, is to enhance long-term stockholder value by offering opportunities to employees, directors, officers, consultants, agents, advisors and independent contractors of our Company and subsidiaries to participate in our Company’s growth and success, and to encourage them to remain in the service of our Company and our subsidiaries and to acquire and maintain stock ownership in our Company. Pursuant to the 2005 Incentive Plan, the Compensation Committee, as the plan administrator, has discretion over whether and to whom to grant awards. In 2005, we began to implement a policy of granting restricted stock units, instead of stock options, to our directors, officers and employees.

On November 20, 2006, the Compensation Committee approved grants of performance-based restricted stock units, or PSUs, to key employees, managers and executive officers under the Incentive Plan. PSUs vest based on, and are allocated among, five different performance goals of AsiaInfo, and are, in some cases, also subject to certain holding periods. For a description of the vesting criteria of the PSUs, please see the discussion below accompanying the “Grant of Plan-Based Awards Table.”

The purpose of PSUs is to create a direct and transparent link between compensation and management achievement of specific business performance targets. PSUs also serve to align the interests of our executives with those of our stockholders. Finally, the vesting of PSUs based on continued employment is designed to facilitate retention. For the foreseeable future, we expect to grant PSUs, in lieu of stock options or restricted stock units, to new executives upon the commencement of employment with the Company. We may consider other types of long-term equity incentive compensation in the future as our business strategy evolves.

The value of the PSUs granted to our named executive officers during 2006 is reflected in the “Summary Compensation Table” below, and further information about these grants is reflected in the “2006 Grants of Plan-Based Awards” table below. None of the PSUs granted to named executive officers during 2006 have vested.

Pension Plan

For the benefit of our employees who are citizens or lawful permanent residents of the United States, AsiaInfo has adopted a Simplified Employee Pension Plan, or the Pension Plan. The Pension Plan covers employees who have worked at AsiaInfo for at least six months. We make monthly contributions under the Pension Plan in an amount equal to 5% of each covered employee’s monthly salary. The contributions are tax deductible by AsiaInfo and are not taxable to the employees. Withdrawals are taxable as ordinary income, and withdrawals before age 59 1/2 may be subject to tax penalties.

In 2006, our Company contributed approximately $14,305.51 to the accounts of all employees covered by the Pension Plan. With respect to the named executive officers, AsiaInfo contributed approximately $8,305.51 on behalf of Steve Zhang.

Other Compensation

AsiaInfo’s named executive officers are also eligible to participate in benefits programs generally available to other employees, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance. Other benefits provided to certain executive officers during 2006 include housing allowances, educational allowances for children, and home-visit allowances.

As part of our compensation program, AsiaInfo has entered into agreements with Ying Han, Steven Zhang and Jian Qi pursuant to which they may be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes to the executive’s terms and conditions of employment. See “Potential Payment Upon Termination or Change in Control” below for a more detailed description. AsiaInfo believes that this structure will help (i) assure the executive’s full attention and dedication to the Company, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the executives’ objectivity in fulfilling the interests of stockholders; (iii) assure the executives of fair treatment in case of involuntary termination following a change in control; and (iv) maintain our ability to attract and retain key talent during uncertain times.

Tax and Accounting Implications

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer, chief financial officer or any of the three most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. The Compensation Committee has considered the potential impact of Section 162(m) of the Code on the compensation paid to AsiaInfo’s executive officers. It is the Compensation Committee’s intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for federal income tax purposes. Awards issued under

AsiaInfo’s stock incentive plans (including stock options, restricted stock units and performance stock units) have been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plans should not be subject to these deductibility limitations.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, AsiaInfo began accounting for stock-based payments, including pursuant to its Incentive Plan, in accordance with the requirements of FASB Statement 123(R), which requires us to estimate and record an expense over the service period of the award.

Compensation Paid to Named Executive Officers

The following table sets forth information concerning the compensation earned for services rendered to AsiaInfo by each of the named executive officers of the Company for the fiscal year ended December 31, 2006:

SUMMARY COMPENSATION TABLE(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)		All Other Compensation ($) (4)		Total ($)(5)
Steve Zhang, President and Chief Executive Officer	2006	160,000	—	1,568,400	0	222,091	(6)	87,450	(7)	2,037,941
Ying Han(8), Executive Vice President and Chief Financial Officer	2006	158,157	—	106,313	0	39,539	(9)	57,456	(10)	361,465
Yinhu Zhang, Vice President and General Manager of HR & Admin.	2006	61,961	—	238,818	0	23,814	(11)	43,303	(12)	367,896
Jian Qi, President and Chief Executive Officer of Lenovo-AsiaInfo Division	2006	75,446	—	259,400	0	40,340	(13)	16,950		392,136
Feng Liu, Vice President and General Manager of R&D of AsiaInfo Technologies Division	2006	74,916	—	313,710	0	58,909	(14)	16,423		463,958

(1)

All cash compensation payments, except Steve Zhang’s, are RMB denominated and have been converted to the U.S. dollar at the exchange rate of U.S.$1.00 = RMB 7.8087, the exchange rate published by China’s Central Bank as of December 31, 2006.

(2)	Bonus amounts paid in 2006 were made under various ICPs and are included in the “Non-Equity Incentive Plan Compensation” column.
(3)

The amounts in this column represent total performance-based bonuses earned for services rendered during 2006. The bonuses earned in 2006 were calculated in February 2007 and will be paid in April, 2007.

(4)

The amount in this column includes contributions by the Company for pension, life insurance, and health insurance benefits, housing allowance, home visit allowance, children’s education expenses, lunch allowance and unused annual vacation compensation.

(5)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.
(6)	Includes $52,280 in non-equity compensation determined by the Compensation Committee and $169,810 under the 2006 PSP.
(7)	Includes $24,000 for housing allowance, $30,000 for children’s education expenses and $10,198 for unused annual vacation compensation.
(8)

Ms. Han resigned her position as Chief Financial Officer effective December 31, 2006. Her resignation was not caused by any disagreement with AsiaInfo and she remains employed by our Company as a Financial Specialist.

(9)	Granted under the 2006 EIP.
(10)	Includes $24,000 for housing allowance and $14,465 for health insurance benefits.
(11)	Includes $15,490 under the 2006 EIP, and $8,324 granted under the 2006 PSP.
(12)	Includes $24,000 for housing allowance.
(13)	Includes $33,296 under the 2006 Lenovo Security Plan, and $7,043 under the 2006 PSP.
(14)	Includes $25,612 under the 2006 PIP, and $33,296 under the 2006 PSP.

Grants of Plan-Based Awards Table

The Compensation Committee approved PSU grants under our Incentive Plan to certain of our named executive officers in 2006. Our Compensation Committee has not established guidelines for the grant of Incentive Plan-based awards for 2007. Set forth below is information regarding Incentive Plan-based awards granted during 2006:

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold (#)	Target (#)	Maximum (#)(1)
Steve Zhang	11/24/2006	—	—	300,000
Ying Han(2)	—	—	—	—
Yinhu Zhang	11/24/2006	—	—	48,000
Jian Qi	11/24/2006	—	—	50,000
Feng Liu	11/24/2006	—	—	60,000

(1)

There are no target or threshold PSU grants. As described below, the vesting of different numbers of PSU shares is associated with different performance goals. If a performance goal is met, there is full vesting of the PSU shares associated with the grant. If a performance goal is not met, then the PSU shares allocable to that performance goal lapse entirely. In other words, the PSU shares associated with each performance goal either vest fully or not at all. If all of the performance goals are met, all of the PSU shares will vest. If none of the performance goals are satisfied, none of the PSU shares will vest. Varying numbers of PSU shares will vest if some of the performance goals are met and some are not.

(2)	Ms. Ying Han did not receive any PSU grant in 2006.

Each PSU granted is accompanied by a stock award agreement which specifies the number of shares granted and the milestones for vesting of the PSUs. A complete copy or our standard PSU award agreement is filed as an exhibit to our Current Report on Form 8-K dated November 28, 2006. For the complete terms of the PSU awards, please refer to that filing.

PSUs do not vest unless the named executive officer is an employee on the vesting date. Different percentages of the PSUs granted to named executive officers vest based upon the attainment of five different performance goals and, in some cases, the passage of time. The five different performance goals, and the relative weighting applicable to each goal, are as follows:

• 30% of the PSU grant vests based on our level of Annual EBIT and Annual Net Revenue Growth during each of three-12-month period commencing on July 1, 2006, July 1, 2007 and July 1, 2008. Annual EBIT is defined as our earnings before interest and taxes, and Annual Net Revenue Growth is the percentage increase in our net revenue (meaning our revenue net of hardware costs), for each 12-month period against the immediately preceding 12-month period.

• 22.5% of the PSU grant vests if the average closing price per share of our Common Stock during any continuous thirty-day period occurring between July 1, 2006 and June 30, 2009 reaches certain thresholds.

• 22.5% of each PSU grant vests based on our New Business Revenue Percentage during the period commencing on July 1, 2006 and ending on June 30, 2009. New Business Revenue Percentage means, for such period, our net revenue attributable to (i) new business models in the PRC telecommunications market, and (ii) sales of products or services to customers outside of the telecommunications market or outside of the PRC, expressed as a percentage of our total net revenue attributable to our AsiaInfo Technologies division.

• 12.5% of each PSU grant vests based on the average closing price per share of our Common Stock during any continuous fifty-day period occurring between July 1, 2006 and June 30, 1010. If the average closing price equals or exceeds $12.00 per share for such period, all of the PSUs allocated to this performance goal shall vest, but the earliest possible vesting date is March 31, 2009.

• 12.5% of each PSU grant vests based on Annual EBIT as measured for each of three 12-month periods commencing on July 1, 2006, July 1, 2007 and July 1, 2008. All of the PSUs allocated to this performance goal shall vest on the last date of the first such 12-month period (if any) when Annual EBIT equals or exceeds $12,000,000.

As of the date of this proxy statement, no PSUs granted during 2006 have vested or lapsed.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to the named executive officers regarding options, restricted stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006.

As discussed above, beginning in 2005, we began issuing restricted stock units, instead of stock options, to our directors, officers and employees. These restricted stock units, which are set forth in the column “Number of Shares or Units of Stock That Have Not Vested” are subject to time-based vesting requirements which are further detailed in footnote 2 to the table. In 2006, instead of granting restricted stock awards that vest over time, our Compensation Committee approved grants of PSUs which vest depending on the attainment of certain performance goals as well as, in certain cases, minimum time periods. These PSU grants are set forth in the column entitled “Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested”. The vesting criteria for these PSUs are summarized in footnote 4 below and discussed in detail under “Grants of Plan-Based Awards Table” above.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Steve Zhang	40,000	—	—	$4.57	01/10/2015	60,000	460,800	300,000	2,304,000
	60,000	—	—	$5.70	11/26/2014
	60,000	—	—	$4.99	06/14/2014
	102,000	—	—	$7.07	09/29/2013
	106,814	—	—	$4.03	08/15/2012
	40,000			$9.625	04/04/2011
	40,000	—	—	$9.25	01/16/2011
	120,000	—	—	$12.44	11/01/2010
	60,000	—	—	$24.00	02/17/2010
	72,000	—	—	$7.60	10/18/2009
Ying Han	60,000	—	—	$4.99	06/14/2014	26,250	201,600	0	0
	102,000	—	—	$7.07	09/29/2013
	150,000	—	—	$4.03	08/15/2012
	60,000	—	—	$9.625	04/04/2011
	40,000	—	—	$9.25	01/16/2011
	55,000	—	—	$24.00	02/17/2010
	100,000	—	—	$7.60	11/19/2009
	75,000	—	—	$4.17	06/01/2009
	30,000	—	—	$3.00	06/01/2008
Yinhu Zhang	30,000	—	—	$4.99	06/14/2014	9,000	69,120	48,000	368,640
	4,300	—	—	$7.07	09/29/2013
	4,125	—	—	$4.03	08/15/2012
	5,250	—	—	$9.25	01/16/2011
	2,000	—	—	$12.44	11/01/2010
	9,000	—	—	$33.75	08/18/2010
Jian Qi	30,000	—	—	$4.99	06/14/2014	12,000	92,160	50,000	384,000
	42,500	—	—	$7.07	09/29/2013
	22,500	—	—	$4.03	08/15/2012
	10,000	—	—	$9.25	01/16/2011
	38,200	—	—	$9.25	01/16/2011
	8,000	—	—	$12.44	11/01/2010
	30,000	—	—	$24.00	02/17/2010
Feng Liu	12,000	—	—	$4.99	06/14/2014	15,000	115,200	60,000	460,800
	15,000	—	—	$7.07	09/29/2013
	12,000	—	—	$4.03	08/15/2012
	5,100	—	—	$9.25	01/16/2011
	3,000	—	—	$12.44	11/01/2010
	7,500	—	—	$24.00	02/17/2010

(1)	All outstanding options were accelerated on October 24, 2005 and, consequently, are fully vested.
(2)

Twenty-five percent of the restricted stock units granted to our named executive offers vest annually beginning on the first anniversary of the grant date. With respect to Mr. Steve Zhang, 80,000 restricted stock units were granted on September 19, 2005 and 20,000 vested on September 19 , 2006, with an additional 20,000 restricted stock units vesting on September 19 of each of 2007, 2008 and 2009. With respect to Ms. Ying Han, 35,000 restricted stock units were granted on December 26, 2005 and 8,750 vest ed on December 26, 2006, with an additional 8,750 restricted stock units vesting on December 26 of each of 2007, 2008 and 2009. With respect to Mr. Yinhu Zhang, 12,000 restricted stock units were granted on December 26, 2005 and 3,000 vested on December 26, 2006, with an additional 3,000 restricted stock units vesting on December 26 of each of 2007, 2008 and 2009. With respect to Mr. Jian Qi, 16,000 restricted stock units were granted on December 26, 2005 and 4,000 vested on December 26, 2006, with an additional 4,000 restricted stock units vesting on December 26 of each of 2007 , 2008 and 2009. With respect to Mr. Feng Liu , 20,000 restricted stock units were granted on December 26, 2005 and 5,000 vest ed on December 26, with an additional 5,000 restricted stock units vesting on December 26 of each of 2007, 2008 and 2009.

(3)	The figures in this column are obtained by multiplying the number of restricted stock units by the closing market price of AsiaInfo’s common stock as of December 31, 2006.
(4)

Each PSU grant vests in varying percentages allocated among five different performance goals. See the discussion accompanying "Grants of Plan-Based Awards" table for more information on the vesting of these PSUs.

(5)	The figures in this column assume the satisfaction of all performance objectives and are based on the closing market price of AsiaInfo’s common stock as of December 31, 2006.

Option Exercises and Stock Vested Table

The following table summarizes the value realized by our named executive officers in connection with the exercise of stock options and the vesting of restricted stock units.

None of the Company’s named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Zhang	0	$0	20,000	89,400
Ying Han	0	$0	8,750	56,613
Yinhu Zhang	0	$0	3,000	19,410
Jian Qi	0	$0	4,000	25,880
Feng Liu	0	$0	5,000	32,350

(1)	Reflects shares received pursuant to restricted stock units granted under AsiaInfo Holdings, Inc.’s 2005 Stock Incentive Plan.

On October 24, 2005, the Compensation Committee of the Board approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The effective date of the acceleration was October 25, 2005. As a condition of the acceleration, and to avoid any unintended personal benefits, AsiaInfo also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

Potential Payments Upon Termination or Change of Control

On May 30, 2003 we entered into a change of control severance agreement with Ying Han and on April 1, 2004, we entered into change-of-control severance agreements with Steve Zhang and Jian Qi. Each of these agreements provides, among other things, that the named executive officer shall be entitled to various benefits upon the occurrence of a covered termination (as defined therein) within one year of a change of control (as defined therein), including salary and a proportionate bonus through the date of termination, payment of an additional one year of base salary and bonus, immediate vesting of 50% of any outstanding unvested stock options held by the named executive officer, the right to exercise all vested options for a period of 18 months following termination, and provision of medical benefits and housing allowance for one year and six months, respectively, following termination. In the event of a change of control which does not result in termination of employment and in which the officer’s stock options are neither assumed nor replaced, the named executive officer is entitled to immediate vesting of 50% of any outstanding unvested options. If a triggering event had occurred on December 31, 2006, Ms. Han and Messrs. Zhang and Qi would have been entitled to receive cash payments of approximately $197,696, $207,641 and $107,780, respectively.

Ying Han resigned from her position as our chief financial officer, effective December 31, 2006. She is still employed by us, effective January 1, 2007 as a Financial Specialist. Ms. Han did not receive, and was not entitled to receive, any payments in connection with her resignation. As a result of her resignation from this position, she no longer is eligible for any benefits under her change of control severance agreement.

AsiaInfo has a long-standing severance policy for departing members of AsiaInfo’s senior management. In the event that AsiaInfo terminates an employee at the vice president level or above without cause, the employee will receive severance pay equal to one month’s base salary for each year he or she has been employed by AsiaInfo, or six month’s base salary, whichever is greater.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

DIRECTOR COMPENSATION

AsiaInfo uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of its Board members.

In 2006, each non-executive director was paid an annual retainer of $15,000 and an additional fee of $1,000 for each Board meeting attended in person or by teleconference. The chairman of the Audit Committee was paid an additional annual fee of $5,000 and each member of the Audit Committee was paid a fee of $1,000 for each Audit Committee meeting attended in person or by teleconference. In addition to these fees, the Company reimburses directors and committee members for reasonable and actual out-of-pocket travel expenses incurred when attending Board or committee meetings. Members of the Board who are also executives of the Company did not receive any compensation for their services as directors.

Prior to 2005, AsiaInfo granted stock options to all of its non-executive directors (except for Tom Manning and Anders Cheung, both of whom received restricted stock units as described below), beginning with an initial grant of 20,000 options to each non-executive director, vesting over four years on an annual schedule of 25% per year. During the last two years of the vesting schedule, the options vest on a quarterly basis. In the past, the Company typically granted new options to its non-executive directors as their options vest, so that each non-executive director would always maintain 20,000 unvested options. On October 24, 2005, the Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of the Board under AsiaInfo’s 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of the Compensation Committee were excluded from the acceleration. The primary purpose of the accelerated vesting was to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of FASB Statement No. 123R, “Share-Based Payment,” (“SFAS 123R”) in 2006.

Beginning in 2005, AsiaInfo began to implement a policy of granting restricted stock units, instead of stock options, to all of its non-executive directors pursuant to the AsiaInfo 2005 Stock Incentive Plan. These awards began with an initial grant of 5,000 stock units to each non-executive director, vesting over four years on an annual schedule of 25% per year. AsiaInfo has granted, and may grant, new restricted stock units to the non-executive directors as their restricted stock vests in each year, so that each non-executive director will always maintain 5,000 unvested stock units.

Director Compensation Table

The following table summarizes the compensation paid to each of our non-executive directors for the fiscal year ended December 31, 2006:

Name(1)	Fees Earned or Paid in Cash($)		Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Anders Cheung	9,500		21,000	0	30,500
James Ding	19,000		0	0	19,000
Edward Tian	19,000		0	0	19,000
Tao Long	23,000		0	0	23,000
Yungang Lu	30,944	(4)	0	0	30,944
Davin A. Mackenzie	23,000		0	0	23,000
Tom Manning	29,752	(5)	0	0	29,752
Weiying Zhang	4750		0	0	19,000

(1)

Steve Zhang, AsiaInfo’s Chief Executive Officer and President, is not included in this table as he is an executive officer of the Company and thus received no compensation for his services as a director. See Summary Compensation Table for disclosure related to Mr. Zhang’s compensation as an executive officer of the Company.

(2)

As of December 31, 2006, each director has the following aggregate number of stock awards outstanding: Each of James Ding, Edward Tian, Yungang Lu, Davin A. Mackenzie and Tao Long held 3,750 shares of restricted stock units, 7,500 shares of restricted stock units held by Tom Manning, 5,000 shares of restricted stock held by Anders Cheung.

(3)

As of December 31, 2006, each director has the following aggregate number of option awards outstanding: 845,000 outstanding options held by James Ding; 660,000 outstanding options held by Edward Tian; 20,000 outstanding options held by Yungang Lu; 20,000 outstanding options held by Davin A. Mackenzie and 30,000 outstanding options held by Tao Long.

(4)	Includes $2,944 for reimbursement of travel expenses.
(5)	Includes reimbursement of $10,752 for travel expenses.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that AsiaInfo specifically incorporates such information by reference in such filing.

Submitted by the Compensation Committee of the Board of Directors

Davin A. Mackenzie

Tom Manning

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board and is responsible for the retention of the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Audit Committee currently consists of Messrs. Yungang Lu (Chair), Tao Long and Davin A. Mackenzie, all independent directors, as defined in the listing standards for the Nasdaq Stock Market.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with our management, has discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), has received the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and has discussed with our independent auditors their independence. The Audit Committee has also considered whether the provision of non-audit services by our auditors is compatible with maintaining our auditors’ independence. The Board adopted a written charter of the Audit Committee in November 1999. The Board adopted amendments to the charter in March 2003 and in January 2004.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Prior to the engagement of independent auditors for the next year’s audit, management submits an aggregate of services expected to be rendered by the independent auditors during that year to the Audit Committee for approval, along with the anticipated fees for those services. Management’s report to the Audit Committee categorizes all anticipated fees into one of the following four classifications:

•

Audit services—include fees for audit work performed in the preparation of financial statements, as well as work that generally only the independent auditors can reasonably be expected to provide, including comfort letters, statutory audits, and attestation services and consultation regarding financial accounting and/or reporting standards.

•

Audit-related services—include fees for assurance and related services that are traditionally performed by the independent auditors, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•

Tax services —include fees for all services performed by the independent auditors’ tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

•	Other Fees—include fees associated with services not captured in the other categories. The Company generally does not request such services from the independent auditors.

Prior to engagement, the Audit Committee must pre-approve these services. The fees are budgeted and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In 2006, the Audit Committee pre-approved all services provided by our independent auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors

Yungang Lu

Tao Long

Davin A. Mackenzie

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have established procedures for identifying related parties and related party transactions, and for ensuring that any changes in the status of related parties are brought to the attention of relevant departments within our Company in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to the legal department for disclosure purposes. For transactions with related parties outside the ordinary course of business, such as significant capital expenditure, capital raising activities and mergers and acquisitions, the transactions must be approved by the Chief Executive Officer or Chief Financial Officer, and in most cases the Audit Committee of the Board of Directors.

Transactions with China Netcom Group

Edward Tian has served as a member of our Board since our inception and is the beneficial owner of approximately 17.5% of our outstanding shares of Common Stock. Dr. Tian was, until May 2006, Chief Executive Officer of China Netcom (Group) Company Limited (formerly known as China Netcom Corporation Ltd.) and Vice President of China Network Communication Group Corporation (referred to as “China Netcom Group” together with its affiliates). Effective May 17, 2006, Dr. Tian resigned as an executive officer of China Netcom Group, but continued serving as a non-executive director and Vice Chairman of the Board of Directors of China Netcom Group Corporation (Hong Kong) Limited, which is a subsidiary of China Netcom Group. China Netcom Group ceased to be a related party of the Company upon Dr. Tian’s resignation in May, 2006. Prior to joining China Netcom Group, Dr. Tian and James Ding co-founded AsiaInfo in Dallas, Texas in 1993, and Dr. Tian served as AsiaInfo’s President until May of 1999. Along with China Telecommunications Corporation, China United Telecommunications Corporation and China Mobile Communications Corporation, China Netcom Group is one of the largest providers of telecommunications services in China. Like other major participants in that industry, China Netcom Group has entered into contracts with AsiaInfo for systems integration services and software products from time to time. In 2006, those agreements included the following:

•

In January 2006, we entered into a contract to provide China Netcom Group with our software product, AIDesight, to establish a decision analysis system. Our expected revenues from this contract, net of hardware cost and third party revenue, are approximately $327,748.

•

In March 2006, we entered into a contract to research and develop software relating to a payment platform project for China Netcom Group Research Institute. Our expected revenues from this contract are approximately $232,296.

•

In May 2006, we entered into a contact to provide China Netcom Group Heilongjiang Communication Inc. with our software product, AIOBS, to reconstruct fibre-optic information authentication and billing system in Heilongjiang Province. Our expected revenues from this contract are approximately $129,914.

•

In May 2006, we entered into a contract to provide our software products, AIOBS and AIDNS, for China Netcom Group Shanxi province. Our expected revenues from this contract, net of hardware cost and third party revenue, are approximately $484,955.

Each of the foregoing transactions with China Netcom Group was an arm’s-length, negotiated transaction on terms that we believe are no less favorable than terms we would have received from an unrelated party. In 2006, revenues derived from China Netcom Group represented approximately 12% of our total revenues. We will continue to recognize revenues from the foregoing contracts in the current fiscal year, and anticipate that we will enter into additional contracts with China Netcom Group in the current fiscal year and future fiscal years.

Transactions with Lenovo Group Limited and its Affiliates

As previously reported in our Form 8-K filed on October 25, 2004, we closed our acquisition of the non-telecommunications related information technology services business of Lenovo Group Limited (“Lenovo”) on October 19, 2004. As part of the consideration for the assets we acquired from Lenovo, our subsidiary, Bonson Information Technology Limited (“Bonson”) entered into a forward contract with a subsidiary of Lenovo under which Bonson was obligated to deliver shares of our Common Stock having a market value of approximately $27.1 million on the settlement date. The settlement date was required to occur, at our discretion, at any time during the twelve-month period following the closing. The forward contract limited Bonson’s obligation to deliver no more than 4,498,130 shares of our Common Stock, and provided that if the market value of 4,498,130 shares was less than $27.1 million on the settlement date, Bonson would have the option of paying cash or delivering additional shares of our Common Stock in order to cover the difference. On July 1, 2005, we settled the forward contract by delivering from treasury stock 4,498,130 shares of our Common Stock, with a fair value of $25,189 and a cost of $23,255, and paying cash in the amount of $2,024 to Lenovo. After settling the forward contract, Lenovo owned approximately 5,472,414 of our outstanding Common Stock, as of December 31, 2006.

Agreements regarding ownership structure of the systems integration business involving state secrets

In connection with the closing of our acquisition of Lenovo’s IT services business, we and Lenovo entered into a supplement to the acquisition agreement as of October 1, 2004, which sets forth certain supplemental understandings and agreements regarding the structure of the acquisition and other terms and conditions. Among other things, the supplement sets forth the structure of the acquisition of the part of Lenovo’s IT services business that constitutes “systems integration involving state secrets” under relevant PRC law. Under the supplement, the parties agreed that Legend Holdings Limited (“Legend Holdings”), the parent of Lenovo Group, would establish a subsidiary in China, Lenovo Security Technologies (Beijing) Inc. (“Lenovo Security”). At the time Lenovo Security was established, Legend Holdings owned 51% of the equity interest in Lenovo Security, and two PRC citizens, Mr. Bing Yu, a former member of our Board, and Ms. Zheng Wang, one of our employees, held the remaining equity interest. The purpose of Lenovo Security is to obtain the necessary licenses and qualifications for the systems integration businesses involving state secrets, after which Lenovo Security will be transferred to us (unless it has been transferred earlier, under certain circumstances). Through our wholly-owned subsidiary, Lenovo-AsiaInfo Technologies, Inc. (“Lenovo-AsiaInfo”) we have entered into a series of contractual arrangements with Lenovo Security and its shareholders under which we enjoy effective control of Lenovo Security and economic benefits substantially similar to equity ownership of Lenovo Security.

The supplement to the acquisition agreement also provides that during the transition period from the date of closing the acquisition to the earlier of (1) the date when Lenovo Security has received the Information System Integration Qualification from the MII (which is a prerequisite for the operation of the systems integration businesses involving state secrets) and (2) the date when Lenovo-AsiaInfo acquires all of Legend Holdings’ equity interest in Lenovo Security pursuant to the terms of the equity transfer arrangement agreements described below, we will operate the system integration businesses involving state secrets through Lenovo Computer System and Technology Services Co., Limited. (“Lenovo Computer”). Lenovo Computer is owned by two subsidiaries of Lenovo: Lenovo Manufacturing Limited, or Lenovo Manufacturing, and Lenovo Beijing Limited, or Lenovo Beijing. We have entered into similar contractual arrangements with Lenovo Computer, Lenovo Manufacturing and Lenovo Beijing to operate and control Lenovo Computer during this transitional period, and to receive economic benefits substantially similar to equity ownership in Lenovo Computer.

As previously reported in our Form 8-K filed on January 4, 2006, Mr. Bing Yu resigned as an officer and director of AsiaInfo and its subsidiaries as of January 3, 2006. Prior to his resignation, Mr. Yu was the registered holder of 25% of the equity interest in Lenovo Security. In connection with his resignation, Mr. Yu entered into a Frame Contract dated January 3, 2006 with Mr. James Ding, our Board Chairman and former Chief Executive Officer. The Frame Contract sets forth a legal structure whereby Mr. Yu transferred his equity interest in Lenovo Security to Mr. Ding pursuant to an Equity Interest Transfer Agreement. Mr. Yu had originally borrowed RMB 6,000,000 from Lenovo-AsiaInfo for the purpose of establishing Lenovo Security. This loan obligation was also transferred to Mr. Ding in accordance with the Frame Contract. Mr. Ding entered into a series of agreements with Lenovo-AsiaInfo on January 3, 2006, including the Loan Agreement, Power of Attorney, Exclusive Option Agreement and Share Pledge Agreements, all of which were required to effect the replacement of Mr. Yu as an equity owner of Lenovo Security. For detailed information regarding these agreements, please see descriptions of each agreement under the heading “Agreements regarding Lenovo Security” below.

The structure of our contractual arrangements with Lenovo Security and Lenovo Computer was developed in order to comply with the current prohibition under PRC laws and regulations on foreign persons or foreign-invested enterprises from engaging in systems integration businesses involving state secrets, and to comply with certain licensing requirements with respect to such businesses.

For a further description of those laws and regulations, please see the discussion in our annual report on Form 10-K for fiscal year ended December 31, 2006 (the “2006 Form 10-K”) in Item 1. Business, under the heading “Governmental Regulation”.

For a discussion of certain risks related to those regulations and our contractual arrangements with Lenovo, please see the discussion in our 2006 Form 10-K in Item 1A, “Risk Factors”.

The following chart provides an outline of the current structure described above:

(1)	Mr. Jian Qi is President and Chief Executive Officer of Lenovo Security Technologies (Beijing), Inc. He is the registered holder of 25% of the equity interest in Lenovo Security.

(2)	Ms. Zheng Wang is our Director of Investments. She is the registered holder of 24% of the equity interest in Lenovo Security.
(3)	Legend Holdings is the parent company controlling a majority of the outstanding shares of Lenovo. Legend Holdings is the registered holder of 51% of the equity interest in Lenovo Security.
(4)

We do not currently have any ownership interest in Lenovo Security. Through our subsidiary Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Security and its shareholders that provide us with effective control of Lenovo Security.

(5)

We do not currently have any ownership interest in Lenovo Computer, which is wholly-owned by subsidiaries of Lenovo. Through our subsidiary, Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Computer and its shareholders that provide us with effective control of Lenovo Computer.

The following is a description of the various agreements Lenovo-AsiaInfo has entered into with affiliates of Lenovo and other persons in order to exercise effective control over, and enjoy the economic benefits of, Lenovo Security and Lenovo Computer.

Agreements regarding Lenovo Security

Loan Agreements. Lenovo-AsiaInfo has provided a loan to each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang to fund their respective contributions to the registered capital of Lenovo Security. Pursuant to the terms of the Equity Transfer Arrangement Agreements described below, the loans are repayable only through the transfer by each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang of their respective equity interests in Lenovo Security to Lenovo-AsiaInfo or any other person designated by Lenovo-AsiaInfo.

Powers of Attorney. Each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang, has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Security, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Security and the appointment of directors and senior management members of Lenovo Security. The term of the power of attorney from Legend Holdings is seven years and two months. The term of the powers of attorney from Mr. Ding and Ms. Wang extends as long as they hold their equity interests in Lenovo Security.

Exclusive Business Cooperation Agreement. Lenovo Security has appointed Lenovo-AsiaInfo as its exclusive services provider to provide it with complete business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Security pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Legend Holdings, Mr. James Ding and Ms. Zheng Wang has pledged all of its or their respective equity interest in Lenovo Security as security for the payment of the service fee under the exclusive business cooperation agreement which Lenovo Security entered into with Lenovo-AsiaInfo. In the event that Lenovo Security breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Security to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreement. Upon the earlier of (1) October 19, 2011, (2) the occurrence of an event of default, or (3) 60 days following the date of a written notice from Lenovo-AsiaInfo Technologies, Inc. to Legend Holdings and Lenovo Security, Lenovo-AsiaInfo or any one of its affiliates may purchase, and Legend Holdings will be obligated to sell, all of its equity interest in Lenovo Security to Lenovo-AsiaInfo in exchange for the cancellation by Lenovo-AsiaInfo of all outstanding loans made to Legend Holdings under its Loan Agreement.

Exclusive Option Agreement. Mr. James Ding and Ms. Wang Zheng have each irrevocably granted Lenovo-AsiaInfo an exclusive option to purchase his or her equity interests in Lenovo Security for a price equal to the actual capital contributions which he or she paid into the registered capital of Lenovo Security. Upon exercise of this purchase option, Lenovo-AsiaInfo may elect to pay the purchase price through cancellation of the outstanding amount of the RMB 6,000,000 loan owed by Mr. James Ding or Ms. Wang Zheng to Lenovo-AsiaInfo. The term of this agreement is ten years.

Agreements regarding Lenovo Computer

Powers of Attorney. Each of Lenovo Manufacturing and Lenovo Beijing has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Computer, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Computer and the appointment of directors and senior management members of Lenovo Computer. The term of each power of attorney is seven years and two months.

Exclusive Business Cooperation Agreement. Lenovo Computer has appointed Lenovo-AsiaInfo as its exclusive services provider to provide it with complete business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Computer pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Lenovo Manufacturing and Lenovo Beijing has pledged all of its respective equity interests in Lenovo Computer as security for the payment of the service fee under the exclusive business cooperation agreement. In the event that Lenovo Computer breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Computer to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreements. Upon the earlier of (1) the receipt by Lenovo Security of the Information System Integration Qualification (Level I) from the MII, which is a pre-requisite qualification for the operation of the system integrations businesses involving state secrets, (2) the purchase by Lenovo-AsiaInfo of all of Legend Holding’s equity interest in Lenovo Security, and (3) the occurrence an event of default as set forth in the equity transfer arrangement agreements, Lenovo-AsiaInfo will purchase, and each of Lenovo Manufacturing and Lenovo Beijing will sell, all of their respective equity interests in Lenovo Computer to Lenovo-AsiaInfo for an aggregate consideration of RMB100.

Ancillary Agreements with Lenovo

In connection with the acquisition of Lenovo’s IT services business in October 2004, we entered into a series of ancillary agreements and arrangements with Lenovo and its affiliates pursuant to which Lenovo has licensed certain intellectual property to us on a royalty-free basis, and under which Lenovo is providing certain transitional services to us. Those agreements include a Patent, Copyright and Technology License Agreement under which we have a royalty-free license to utilize certain intellectual property owned by Lenovo that is material to the IT services business we acquired from Lenovo, but which is also utilized by Lenovo in certain of its businesses that we did not acquire. We also entered into a Trademark License Agreement under which we have a royalty-free license to utilize the “Lenovo” name and certain other Lenovo trademarks, primarily in conjunction with the “AsiaInfo” name and certain other AsiaInfo trademarks, in connection with the non-telecommunications-related IT services business we acquired. The license has a term of approximately seven years, subject to earlier termination under certain circumstances.

Under a Procurement, Production and Distribution Services Agreement entered into in connection with the acquisition, Lenovo has provided us with procurement, manufacturing, transportation and sales services for certain information security business products sold to us. The products include hardware and software for use in firewall products, virtual private networks, security management platforms and other solutions we offer to our customers. We have also entered into a Transitional Period Support and Service Agreement with Lenovo under which we incurred an aggregate of $232,110 rental fees for leasing certain properties during 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 1, 2007 of (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to AsiaInfo to beneficially own more than 5% of our Common Stock, (ii) each director or director nominee of AsiaInfo, (iii) each executive officer of AsiaInfo, and (iv) all directors (including nominees) and executive officers of AsiaInfo as a group.

	Amount and Nature of Beneficial Ownership Common Stock
Name and Address of Beneficial Owner (1)	Number of Shares(2)	Percent of Class
Lenovo IT Alliance Limited P.0. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	4,113,027	9.39%
Sansar Capital Special Opportunity Master Fund, L.P. 25 West 53rd Street, New York, NY 10019	2,339,408	5.34%
CITIC Capital MB Investment Ltd. 28/F, CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong	4,025,105	9.19%
James Ding (3)	2,463,176	5.63%
Edward Tian (4)	7,466,582	17.05%
Yungang Lu (5)	21,850	*
Davin A. Mackenzie (6)	21,250	*
Tao Long (7)	31,250	*
Tom Manning	2,500	*
Anders Cheung	—	—
Steve Zhang (8)	754,000	1.72%
Yichen Zhang	—	—
Ying Han (9)	630,750	1.44%
Yinhu Zhang (10)	34,925	*
Jian Qi (11)	185,200	*
Feng Liu (12)	40,600	*
All directors and executive officers as a group (13 persons)	11,652,083	26.62%

*	Less than 1% of the outstanding Common Stock.
(1)

Unless otherwise noted above, the address for each of the beneficial owners is c/o AsiaInfo Holdings, Inc., 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.

(2)

This table is based on information supplied by executive officers, directors and stockholders of AsiaInfo and on Schedules 13D or 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 1, 2007 are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

Includes 1,285,229 shares held directly by Mr. Ding; 86,947 shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family; 246,000 shares held in New Media China Investment I, Ltd. which is beneficially owned by James Ding; and options to acquire beneficial ownership of 845,000 shares that are all currently exercisable.

(4)

Includes 2,368,871 shares held directly by Dr. Tian; 4,000 shares held in a revocable trust for the benefit of Dr. Tian’s daughter, Stephanie Tian; 2,235,632 shares of Common Stock beneficially held through PacificInfo Limited, which is wholly-owned by Dr. Tian; 2,198,079 shares of Common Stock held by Dr. Tian’s wife, Jean Qin Kong; and options to acquire beneficial ownership of 660,000 shares that are all currently exercisable.

(5)	Includes 1,850 shares of Common Stock held directly by Mr. Lu and options to acquire beneficial ownership of 20,000 shares that are all currently exercisable.
(6)	Includes 1,250 shares of Common Stock held directly by Mr. Mackenzie and options to acquire beneficial ownership of 20,000 shares that are all currently exercisable.

(7)	Includes 1,250 shares of Common Stock held directly by Mr. Long and options to acquire beneficial ownership of 30,000 shares that are all currently exercisable.
(8)	Includes 53,186 shares of Common Stock held by Mr. Zhang and options to acquire beneficial ownership of 700,814 shares that are all currently exercisable.
(9)	Includes 8,750 shares of Common Stock held by Ms. Han and options to acquire beneficial ownership of 622,000 shares that are all currently exercisable.
(10)	Includes options to acquire beneficial ownership of 34,925 shares that are all currently exercisable.
(11)	Includes 4,000 shares of Common Stock held by Mr. Qi and options to acquire beneficial ownership of 181,200 shares that are all currently exercisable.
(12)	Includes 5,500 shares of Common Stock held by Mr. Liu and options to acquire beneficial ownership of 35,100 shares that are all currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires AsiaInfo’s executive officers and directors, and persons who own more than 10% of a registered class of AsiaInfo’s equity securities, to file certain reports regarding ownership of, and transactions in, AsiaInfo’s securities with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish AsiaInfo with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, AsiaInfo believes that for the year ended December 31, 2006, all reporting persons complied with Section 16(a) filing requirements except that Mr. Tom Manning was late in reporting a transaction that occurred in October 25, 2006.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2008

Stockholder proposals which are intended to be presented by such stockholders at AsiaInfo’s 2008 Annual Meeting of stockholders must be received by the Secretary of AsiaInfo at the Company’s principal executive offices no later than November 6, 2007 in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for notice of a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received prior to February 1, 2008.

OTHER MATTERS

The Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

To the extent that this Proxy Statement is incorporated by reference into any other filing by AsiaInfo under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ding
James Ding
Chairman of the Board of Directors

March 14, 2007

Beijing, PRC

1-866-593-3363

CALL TOLL-FREE TO VOTE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET PLEASE VOTE, DATE, SIGN, AND RETURN PROMPTLY IN THE RETURN ENVELOPE ☒

Votes must be indicated (x) in Black or Blue ink.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 3.

1. Election of Director

FOR ALL ` WITHHOLD FOR ALL ` EXCEPTIONS ` Nominee: 01-Tao Long; 02-Tom Manning; 03-Steve Zhang;

(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exceptions” box and write the nominee’s name in the space provided below.)

* Exceptions The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.

To change your address, please mark this box. `

2. Proposal to ratify the appointment of Deloitte Touche Tohmatsu as AsiaInfo’s independent auditors for fiscal year 2007.

FOR ` AGAINST ` ABSTAIN ` SCAN LINE

PLEASE SIGN exactly as your name appears at left. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Date Share Owner sign here Co-Owner sign here

TO THE HOLDERS OF COMMON STOCK OF AsiaInfo Holdings, Inc.

The Bank of New York, (the “transfer agent”), has received advice that the 2007 Annual Meeting of stockholders of AsiaInfo Holdings, Inc. (the “Annual Meeting”) will be held at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, on Tuesday, April 24, 2007 at 3:00 p.m., local time, for the purposes set forth in the enclosed Notice of Meeting.

The attached proxy is being solicited by the Board of Directors of AsiaInfo. If you are desirous of having the individuals named in the attached proxy card vote your common stock for or against the proposals or any of them, at the Annual Meeting, kindly execute and forward to the transfer agent the attached proxy. The enclosed postage paid envelope is provided for this purpose. This proxy should be executed in such manner as to show clearly whether you desire the individuals named in the attached proxy card to vote for or against the proposals or any of them, as the case may be. The proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., New York time, Tuesday, April 17, 2007. Only the registered holders of record at the close of business on March 1, 2007 will be entitled to execute the proxy.

Due to the limited amount of time available before the proxy deadline, the proxy can be faxed (with the original to follow by mail) to the transfer agent at +1(212) 815-4219.

The Bank of New York. Date: March 14, 2007

AsiaInfo Holdings, Inc.

2007 ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 2007

The undersigned stockholder(s) of AsiaInfo Holdings, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement, each dated March 14, 2007, and hereby appoint(s) Ivy Dong, Eileen Chu and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of stock-holders of AsiaInfo Holdings, Inc., to be held on April 24, 2007 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC and at any adjournment or adjournments thereof, and to vote all shares of common stock which the under-signed would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of proxy with the power of attorney or other authority, if any under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., New York time, on Tuesday, April 17, 2007 in order to be counted in the Annual Meeting on Tuesday, April 24, 2007. You may also vote your shares in person at the Annual Meeting. Due to the limited amount of time available before the proxy deadline, the completed proxy can be faxed (with the original to follow by mail) to the transfer agent, at +1(212) 815-4219.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

If you have any comments please mark this box. ` ASIAINFO HOLDINGS, INC. P.O. BOX 11169 NEW YORK, N.Y. 10203-0169

(Continued and to be dated and signed on the reverse side.)